EXHIBIT 10.1

Separation and General Release Agreement

This Separation and General Release Agreement (this “Agreement”) is made as of this 25th day of November, 2014, by and between Harbinger Group Inc., a Delaware corporation (the “Company”) and Philip A. Falcone (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive is employed by the Company as its Chairman and Chief Executive Officer;

WHEREAS, by agreement of the Parties, Executive’s employment with the Company will terminate (the “Separation”) effective as of December 1, 2014 (the “Separation Date”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.             Acknowledgment of Separation.  The Parties acknowledge and agree that the Separation is effective as of the Separation Date.

2.             Resignation of Office.  Effective as of the Separation Date, Executive hereby resigns any and all positions he holds with the Company, including, without limitation, as Chief Executive Officer of the Company, Chairman of the Company’s Board of Directors (the “Board”), and from any and all other offices Executive holds with the Company and any of its direct and indirect subsidiaries and affiliates, including as a member of the board of directors of such entities; provided, however, that the foregoing shall not apply with respect to any positions Executive holds with HC2 Holdings, Inc. (“HC2”), and any of its subsidiaries and any other entity which is an affiliate of HC2 by reason of the direct or indirect ownership of equity securities by HC2 but excluding the Company Group (the “HC2 Group”) or with Harbinger Capital Partners, LLC (“HCP”).

3.             Executive’s Acknowledgment of Consideration.  Executive specifically acknowledges and agrees that the obligations created and payments made to him by the Company under this Agreement fully compromise and settle any and all Claims (as defined below) Executive could assert against the Company, including, without limitation, any Claims under any applicable severance plans or policies.

4.             Payments Upon and After the Separation;  Other Benefits.

(a)           Final Pay.  On the next regular payroll date following the Separation Date, Executive will receive a lump sum payment in respect of all earned but unpaid base salary and accrued but unused vacation, minus applicable federal, state and local tax withholdings in accordance with Executive’s Form W-4 on file with the Company, for services performed for the

Company through and including the Separation Date (the “Final Pay”).  The Company shall issue Executive a Form W-2 for calendar year 2014 as soon as practicable following the payment of the Final Pay and the cash separation payment referenced in Section 4(c)(i), but in no event later than December 31, 2014.

(b)           Continuing Indemnification of Executive.  As a former officer and director of the Company, Executive will remain entitled to indemnification rights and benefits no less favorable than those provided from time to time to other officers and directors of the Company (the “Continuing Indemnification”); provided, however, that the foregoing rights and benefits shall not apply with respect to Executive’s activities with the HC2 Group or HCP.

(c)           Separation Benefits.  Beginning on or about the Separation Date, subject to the conditions set forth in this Section 4(c) and Executive’s execution and delivery of this Agreement to the Company and Executive’s continued performance under this Agreement, Executive will be entitled to receive the following separation benefits (the “Separation Benefits”).  The payment or provision of such Separation Benefits by the Company will not represent any admission or concession by the Company that such benefits are owed to Executive under any agreement or obligation that might be asserted by or on behalf of Executive.

(i)           Payments on Separation. As soon as practicable, but in no event later than 10 days, following the Separation Date, the Company shall pay to Executive a lump sum payment consisting of (x)  a separation payment equal to $20,500,000, (y) $16,500,000 in respect of Executive’s previously earned and awarded fiscal year 2014 annual bonus and (z) a pro-rata bonus for fiscal year 2015 equal to $3,300,000 for service through the Separation Date based on anticipated results, minus applicable federal, state and local tax withholdings in accordance with Executive’s Form W-4 on file with the Company.

(ii)           Warrants.  The warrants granted to Executive pursuant to the Harbinger Group Inc. 2014 Warrant Plan (the “Warrant Plan”) and Warrant Agreement, dated March 10, 2014, between the Company and Executive (the “Warrant Agreement”) shall remain outstanding and continue to vest in accordance with, and subject to the terms and conditions set forth in Section 1A(iii) of the Warrant Agreement. Except as expressly provided in the immediately preceding sentence, all other terms and conditions of the Warrant Agreement and Warrant Plan shall remain in effect.

(d)           Exclusivity of Benefits.  Executive agrees that the Final Pay, the Continuing Indemnification, and the Separation Benefits described in Section 4(a)–(c) constitute Executive’s sole and exclusive benefits following his Separation.

5.             Restrictive Covenants.

(a)           Confidential Information.  Executive acknowledges that during the course of his employment with the Company, Executive has learned or otherwise obtained Confidential Information (as defined below) regarding the Company and the Company’s subsidiaries and affiliates, but expressly excluding the HC2 Group and HCP (such entities excluding the HC2 Group and HCP collectively, the “Company Group”).  Executive hereby agrees that he shall not, at any time prior to or following the Separation Date, directly or indirectly, copy, disclose, utilize, exploit, or make available to any other person or entity any Confidential Information of any member of the Company Group, and shall not use any such Confidential Information for his own personal use or advantage or the use or advantage of any other person or entity, or make any such Confidential Information available to any other person or entity in any way.  “Confidential Information” includes all confidential information, proprietary information, trade secrets, and other non-public information (whether oral or written) regarding the business or affairs of any member of the Company Group, including, without limitation, information relating to any member of the Company Group’s products, services, systems, designs, inventions, research, finances (including prices, costs, fees, and revenues), marketing plans, sales, sales strategies, sales relationships, prospects, pricing strategies, trading, trading strategies, trading methodologies, portfolio management strategies, programs, methods of operation, prospective and existing contracts, business arrangements, business plans, business procedures, business strategies, databases, personnel, personal information, financial models, potential transactions, pending negotiations, computer programs, algorithms, pending patent applications, systems, contractual negotiations, terms of agreements, client lists, investor lists, lists of prospective clients or investors, financial results, business developments, internal controls, risk management, and security procedures.  Confidential Information also includes the performance track record of the Company Group, as well as all components thereof (including but not limited to all strategies, sub-strategies, instruments, results, rates of returns, and other elements of overall performance), which is the sole property of the Company Group.  The foregoing is not an exhaustive list and Confidential Information also may include, without limitation, any other information, documents, or materials that may be identified as confidential or proprietary, or which would otherwise appear to a reasonable person, in the context in which the information, documents, or materials were received, provided, or learned, to be confidential. Notwithstanding the immediately preceding provisions of this Section 5, nothing in this Agreement (including this Section 5) shall preclude Executive from using information belonging to, and relating to the business affairs and operations of, the HC2 Group or HCP, in either case in connection with the performance of his duties in any capacity by or on behalf of either the HC2 Group or HCP.

(b)           Non-Competition.  For a period of twelve (12) months following the Separation Date, Executive agrees that Executive shall not, directly or indirectly, whether by Executive, through an affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other person, engage, directly or indirectly, in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) within the United States (including its territories or possessions), and/or other territories (in which the Company Group conducts business or has undertaken significant efforts as part of a plan to conduct business as of the Separation Date) that competes or will compete in the United States and/or such other territories with the Company Group or any business that acquires all or substantially all of the assets of, or is otherwise a successor to, the Company Group or any member thereof; provided, however, that the foregoing shall not limit Executive’s ability (i) to fulfill his duties with respect to, or own securities of, or other have ownership interests in, any member of the HC2 Group or HCP or (ii) own securities representing less than a 2% beneficial ownership interest in a publicly traded entity.

(c)           Non-Solicitation.  For a period of twenty-four (24) months following the Separation Date (the “Restricted Period”), Executive shall not, directly or indirectly (i) recruit, solicit, hire, retain, or contract with, or assist any other person or entity to recruit, solicit, hire, retain, or contract with, any individual who was a member, partner, employee, agent, or representative of the Company Group on the date of execution of this Agreement, or any individual who is a member, partner, employee, agent, or representative of the Company Group on the date of such recruitment, solicitation, hire, contract, or retention; (ii) interfere in any way with the relationship between the Company Group and (A) any individual who was a member, partner, employee, agent, or representative of the Company Group on the date of execution of this Agreement, or (B) any individual who is a member, partner, employee, agent, or representative of the Company Group on the date of such interference; (iii) solicit, present to, share private placement or marketing materials with, or accept business or investment from any person or entity that is an investor or client of the Company Group as of the date of this Agreement; or (iv) interfere, or attempt to interfere, with the relationship between the Company Group and any of its investors or clients.  Notwithstanding the immediately preceding provisions of this Section 5(c), Executive shall in no event be deemed to be in violation of this Section 5(c) by reason of his (or his assisting any member of the HC2 Group or HCP in) recruiting, soliciting, hiring, or retaining (i) any person who as of the date hereof is an employee of both (x) the Company Group and either (y) the HC2 Group or HCP, (ii) any person who terminates employment with the Company Group if such termination is not due to any violation of the restrictions in this Section 5(c) or (iii) the person(s) who have been serving as his administrative assistant(s).

(d)           Non-Disparagement.

(i)           Executive agrees that through and following the Separation Date, Executive will not, whether in private or in public, whether directly or indirectly, make, publish, encourage, ratify, or authorize, or assist any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, or disparage any member of the Company Group, including its current and former officers, directors or employees.  Executive also agrees that he will not publicly comment on or discuss any member of the Company Group with any media source or outlet (whether negatively or otherwise), including but not limited to any reporters, bloggers, weblogs, websites, newspapers, magazines, television stations or productions, radio stations, news organizations, news outlets, or publications, or in any movie, book, or theatrical production, nor will Executive publicize any material related to any member of the Company Group, including its current and former officers, directors or employees.

(ii)           The Company agrees that through and following the Separation Date, the Company will take reasonable efforts to ensure that its directors and officers do not, whether in private or in public, whether directly or indirectly, make, publish, encourage, ratify, or authorize, or assist any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, or disparage Executive or HCP.  The Company also agrees that it will take reasonable efforts to ensure that its directors and officers will not publicly comment on or discuss Executive or HCP, including but not limited to any reporters, bloggers, weblogs, websites, newspapers, magazines, television stations or productions, radio stations, news organizations, news outlets, or publications, or in any movie, book, or theatrical production, nor will such persons publicize any material related to Executive.

(iii)           Notwithstanding the foregoing, it shall not be a violation of this Section 5(d) for the Company or Executive to give truthful testimony or information to law enforcement entities, administrative or regulatory agencies or courts or in any other legal proceedings as required by law.

(e)           Remedy for Breach.  Executive hereby acknowledges that the provisions of Sections 5(a)-(d) of this Agreement are reasonable and necessary for the protection of the Company Group and are of the essence to this Agreement.  Executive further acknowledges that the Company Group will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Executive agrees that in addition to any other relief to which the Company Group may be entitled, the Company Group shall be entitled to obtain injunctive relief (without the requirement of posting a bond) from a court of competent jurisdiction for the purpose of restraining Executive from an actual or threatened breach of such covenants.  Executive hereby irrevocably consents to the jurisdiction of the federal and state courts in New York, New York for the issuance of such an injunction, and waive any objection to such venue.

(f)           Judicial Modification.  If any court of competent jurisdiction shall deem any provision in this Section 5 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by applicable law.

6.             Other Matters.

(a)           Standstill.   Executive agrees that, during the Restricted Period, without the approval of a majority of the members of the Board, Executive will not and will cause his Affiliates or any persons with whom any of the foregoing has formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (in each case, including any applicable successors and assigns) not to (together, the “Restricted Persons”) (a) make any public announcement with respect to, enter into any agreement to, offer or seek or propose to enter into, directly or indirectly any tender or exchange offer, restructuring, recapitalization, merger, acquisition transaction or other business combination involving the Company or any of its subsidiaries or their securities or assets, (b) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies,” “consents” or “authorizations” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any common stock of the Company (the “Common Stock”) or any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for common stock or such other securities (collectively, “Voting Securities”), or securities of any of the Company’s subsidiaries or call a special stockholders’ meeting or make a stockholder proposal (including pursuant to Rule 14a-8 under the Exchange Act) for any such purpose, (c) otherwise act, alone or in concert with others, to seek representation or control, control or change the Board, governing instruments, stockholders, policies or affairs of the Company or any of its subsidiaries, (d) directly or indirectly enter into negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities, (e) form, join or in any way form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with any Voting Securities, or securities of the Company’s  subsidiaries or investments, (f)  purchase or cause to be purchased (or sell short) or otherwise acquire or agree to acquire beneficial, economic or other ownership interest of any Voting Securities or debt of the Company or any securities or debt of the subsidiaries of the Company,  other than pursuant to the exercise of the Warrants; (g) make a public announcement regarding or take any action which might force the Company or any of its subsidiaries to make a public announcement regarding any of the types of matters set forth above, (h) make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company or its Subsidiaries, its management, policies or affairs or any of its securities or assets or this Agreement or (i) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage or finance any other person in connection with any of the foregoing. Executive agrees that he will not and will cause the Restricted Persons not to publicly request or propose that the Company waive, terminate or amend the provisions of Section 6(a) of this Agreement.  For purposes of this Agreement, the term “Affiliate” shall have the respective meanings set forth set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute; and the term “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b)           Marketing Obligation.

(i)           Obligation.  During the period beginning on the Compliance Date (as defined below) and ending on the first anniversary of this Agreement, the Company shall use its commercially reasonable efforts to market and sell the Shares for not less than fair market value, as determined by the Board in its sole discretion (the “Minimum Share Price”), in one or more marketed block or other transactions in accordance with and subject to applicable law; provided, however, that the Company shall have no obligation to market or sell any Shares at any time that Executive has breached or violated or is in breach or violation of any of the restrictive covenants set forth in this Agreement.  For purposes of this Agreement, the term “Compliance Date” shall mean the later of (A) 90 calendar days following the Separation Date, (B) the date that is seven (7) calendar days following the date on which Rothschild Inc. (“Rothschild”) has determined, in its sole discretion, that HC2 has provided Rothschild with (i) all materials, records or information that Rothschild has, on or prior to the date hereof requested from HC2 in connection with Rothschild’s valuation of the shares of common stock, par value $.001 per share, of HC2 held by the Company as of the date hereof (collectively, the “Shares”) and (ii) all appropriate certifications and representations that Rothschild may request with respect to the accuracy of all such provided materials, records or information within 30 days after the date hereof (or, if later, 30 days after the materials, records or information is provided) and (C) the date that is three (3) calendar days following the date on which (x) HC2 provides written notice to the Company stipulating that none of the information that it has provided in respect to any request from Rothschild is or continues to be ‘material, non-public information’ (within the meaning of Regulation FD under the Exchange Act) regarding HC2 (such information, “MNPI”) and (y)  counsel for the Company reasonably determines in good faith that the Company no longer has MNPI.

(ii)           Executive Offer.  If Executive makes a written bona fide cash offer to purchase any Shares (the “Executive Offer”) during any period of time that the Shares  are being marketed in accordance with Section 6(b)(i) and the offered purchase price per Share (the “Executive Offered Price”) in such Executive Offer is greater than (A) the Minimum Share Price and (B) the purchase price per Share set forth in any other purchase offer received by the Company (a “Third Party Offer”) in the 30-day period prior to the Company’s receipt of the Executive Offer, the Company shall sell such Shares to Executive within 30 days of the Company’s receipt of the Executive Offer (the “Sale Period”) on terms and conditions reasonably acceptable to the Company unless either (i) the Company receives a Third Party Offer with a higher price per Share than the Executive Offered Price prior to the consummation of such sale or (ii) Executive is not able to consummate such sale within the Sale Period on terms and conditions reasonably acceptable to the Company.

7.             Executive’s General Release and Waiver.

(a)           Executive’s Release.  Upon the Separation Date, Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges the Company, together with all of its direct and indirect subsidiaries and affiliates, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Company Released Parties”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s rights or entitlements under this Agreement or under the terms and conditions of  the Services Agreement by and between the Company and Executive, dated as of November 14, 2012, as the same may be amended from time to time (the “Services Agreement”)), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i)             Executive’s application for and employment with the Company, his being an officer, director or employee of the Company, or the Separation;

(ii)            any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii)           any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge;

(iv)           Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, the Americans with Disabilities Act, the Equal Pay Act, the Workers Adjustment

Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, the Fair Labor Standards Act, the New York Labor Law, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise, and the Sarbanes-Oxley Act of 2002, as all such laws have been amended from time to time; or

(v)           any other federal, state or local law, statute, ordinance or regulation, including, but not limited to, all labor and employment discrimination laws.

(b)           Company’s Release.  The Company, for and on behalf of itself and its successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges Executive, his heirs, successors, and assigns (collectively, the “Executive’s Released Parties”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by the Company of this Agreement (but not including the Company Group’s rights and entitlements under this Agreement); provided, however, that (i) such release does not apply with respect to the derivative claims asserted in the proceedings captioned (a) Kahn v. Falcone, et al., C.A. No. 6088-VCN, pending in the Chancery Court of the State of Delaware, and (b) Haverhill Retirement System v. Falcone, et al., C.A. No. 9474-VCL, pending in the Chancery Court of the State of Delaware and (ii) such release does not waive, release, or otherwise discharge any other claim or cause of action that cannot legally be waived including, but not limited to, any acts of fraud or criminal misconduct.

(c)           Acknowledgment of Waiver;  Disclaimer of Benefits.  Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under governing law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right;  provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

(d)           Effect of Release and Waiver.  The Company and Executive understand and intend that this Section 7 constitutes a general release of all claims except as otherwise expressly provided in Section 7(a) or Section 7(b) above and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

8.             Executive’s Representations and Covenants Regarding Actions.  Executive represents, warrants and covenants to each of the Company Released Parties that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or permitted, and at no time following the execution of this Agreement will Executive cause or permit, the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Released Parties which is based in whole or in part on any matter referred to in Section 7(a) above.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company Group, to institute any Claim against the Company Released Parties or any of them.

9.             No Conflict of Interest.  Executive hereby covenants and agrees that he will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of his representations or warranties made herein to be untrue or inaccurate.

10.           Assistance, Cooperation, Future Litigation.

(a)           Executive’s Business Assistance and Cooperation.  Executive will make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company’s financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company; provided, however, that in no case will such assistance and cooperation unreasonably interfere with Executive’s employment and business affairs.

(b)           Executive’s Litigation Assistance and Cooperation.  Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company and/or the other Company Released Parties.  Executive hereby covenants and agrees to testify truthfully in any and all such proceedings.  Executive further covenants and agrees, upon prior notice and for no further compensation (except reimbursement of Executive’s Expenses, as Section 10(c) provides), to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Company Released Parties and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding.  The Company will make all reasonable efforts to insure that such assistance and cooperation will not materially interfere with Executive’s employment and business responsibilities.

(c)           Executive’s Expenses.  Executive will be entitled to reimbursement of the reasonable fees and expenses of legal representation by a single law firm which shall assist him in connection with the preparation of his testimony and all matters related thereto, as well as any other reasonable pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation incurred by him in relation to any cooperation supplied by Executive as described in this Section 10, subject to the Company’s regular business expense policies and procedures.

11.           Confidentiality.  The Company and Executive agree that the terms and conditions of this Agreement are to be strictly confidential until such time as the terms and conditions of this Agreement are publicly-disclosed by the Company in required securities filings, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities, or as may otherwise be required by law.  The Company may disclose the terms and conditions of this Agreement as the Company deem necessary to its officers, employees, directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law.

12.           Return of Corporate Property. Except to the extent that a duly authorized officer of the Company may otherwise agree or as may otherwise be provided in the Services Agreement, Executive covenants that as of the Separation Date, or within a reasonable period of time thereafter not to exceed 10 business days, he shall return, and shall cause HCP to return, all property of the Company within his possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), cell phones, computers, PDA’s and all other items belonging to the Company or which contain Confidential Information; and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

13.           Complete Agreement; Inconsistencies.  This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 7 hereof.

14.           No Strict Construction.  The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

15.           No Admission of Liability.  Nothing herein will be deemed or construed to represent an admission by Executive, the Company, or any of the Company Released Parties of any violation of law or other wrongdoing of any kind whatsoever.

16.           Third Party Beneficiaries.  The Company Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Released Parties hereunder.  Except and to the extent set forth in the sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof.

17.           Tax Withholdings.  Notwithstanding any other provision herein, the Company will be entitled to withhold in accordance with Executive’s Form W-4 on file with the Company, and subject to amendment from time to time at Executive’s sole discretion and in any such manner permitted by law, from any amounts otherwise payable hereunder to Executive, any amounts required to be withheld in respect of federal, state or local taxes.

18.           Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by hand or overnight delivery; (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may hereafter designate by written notice to the other Parties):

If to the Company:

Harbinger Group Inc.
450 Park Avenue, 29th Floor
New York, NY 10022
Attention: Ehsan Zargar
Facsimile: 212-906-8559

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP
One Bryant Park
New York, NY 10036
Attention: Kerry Berchem
Facsimile: 212-872-1002

If to Executive:

Philip A. Falcone
Harbinger Capital Partners, LLC
450 Park Avenue. 30th Floor
New York, NewYork 10022

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Lawrence K. Cagney
Facsimile: 212-521-7909

19.           Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New York.  In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

20.           Arbitration.  The Parties agree that should a dispute arise under this Agreement, arbitration is a preferable method of resolving such dispute to litigation in court.  Therefore, except in connection with an action for immediate injunctive relief, as provided in Section 5(d) of this Agreement, any dispute between the Parties arising in connection with this Agreement, or under any statute, regulation, ordinance, or the common law, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution.  Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts.  The arbitration shall be conducted in accordance with AAA’s Commercial Arbitration Rules, as modified herein.  The arbitration shall be conducted by a single arbitrator, who shall be an attorney and who shall be selected in accordance with AAA’s Commercial Arbitration Rules or such other procedure to which the Parties may mutually agree.  The arbitrator shall not have the authority to modify this Agreement except to the extent that he or she determines that this Agreement violates any governing statue, in which case the arbitrator may modify this Agreement solely as necessary to not conflict with such statute.  The arbitrator shall not have authority to issue any relief that would be unavailable to a prevailing party in a court of appropriate jurisdiction, except that in an arbitration involving any alleged breach of Section 5 hereof, the arbitrator shall award fees and costs (including reasonable attorneys’ fees and costs) to the prevailing party.  The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the state of New York.  The arbitration shall be conducted on a strictly confidential basis, and neither Party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any claim (collectively, “Arbitration Materials”) to any third party, with the sole exception of such Party’s legal counsel, who also shall be bound by the terms of this Agreement.  In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the jurisdiction of the state and federal courts in New York, New York and agree to venue in New York, New York.  Executive further agrees to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to take all appropriate steps to file all Confidential Information and documents containing Confidential Information under seal in any such proceeding where possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

21.           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

22.           Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

23.           Successors and Assigns.  The Parties’ obligations hereunder will be binding upon their successors and assigns.  The Parties’ rights and the rights of the Company Released Parties will inure to the benefit of, and be enforceable by, any of the Parties’ and Company Released Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company.  In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.

24.           Amendments and Waivers.  This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an agreement in writing duly executed by the Parties; provided, that any amendment shall be subject to approval by a majority of the members of the Board.  The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way preclude such Party from requiring performance by such other Party of such provision at any time, shall not be deemed a waiver of any subsequent breach of such provision, and shall not be construed as a waiver of any of the other terms, conditions, or obligations of such other Party hereunder.  No waiver by any Party of the breach of any provision hereof shall be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself or of any of the other terms, conditions, or obligations of this Agreement.

25.           Headings.  The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date first set forth above.

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

EXECUTIVE

/s/ Philip A. Falcone
Philip A. Falcone

[Separation and General Release Agreement]